EXHIBIT 99.1

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors
Union Pacific Resources Group Inc.
Fort Worth, Texas

     We have audited the accompanying consolidated statements of financial position of Union Pacific Resources Group Inc. (a Utah Corporation) and subsidiaries ("the Company") as of December 31, 1999 and 1998, and the related consolidated statements of income and comprehensive income, changes in shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1999 and 1998, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

     We have also audited the adjustments related to discontinued operations described in Note 3 that were applied to restate the 1997 financial statements. In our opinion, such adjustments are appropriate and have been properly applied.

ARTHUR ANDERSEN LLP

Fort Worth, Texas
March 3, 2000

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Union Pacific Resources Group Inc.
Fort Worth, Texas

     We have audited the accompanying consolidated statements of income, changes in shareholders' equity and cash flows of Union Pacific Resources Group Inc. ("the Company") for the year ended December 31, 1997, (which have been restated and are no longer presented herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the results of its operations and its cash flows for the year ended December 31, 1997 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Fort Worth, Texas
January 26, 1998

                     UNION PACIFIC RESOURCES GROUP INC.

           CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997



                                                                 1999         1998          1997
                                                              ----------   -----------   ----------
                                                              (MILLIONS, EXCEPT PER SHARE AMOUNTS)
Operating revenues:
  Producing properties......................................   $1,473.3     $ 1,537.4     $1,293.5
  Other oil and gas revenues................................      133.7         162.5         84.7
  Minerals (Note 14)........................................      120.5         141.1        139.8
                                                               --------     ---------     --------
          Total operating revenues..........................    1,727.5       1,841.0      1,518.0
                                                               --------     ---------     --------
Operating expenses:
  Production................................................      400.6         444.3        300.8
  Exploration...............................................      267.9         339.0        204.7
  Minerals (Note 14)........................................       (2.8)          3.5          3.4
  Depreciation, depletion and amortization (Note 6).........      827.7       2,125.6        504.0
  General and administrative................................       86.9         104.8         71.2
  Restructuring charge (Note 4).............................       11.4          17.0           --
                                                               --------     ---------     --------
          Total operating expenses..........................    1,591.7       3,034.2      1,084.1
                                                               --------     ---------     --------
Operating income (loss).....................................      135.8      (1,193.2)       433.9
Other income (expense) -- net (Note 16).....................       31.7         (45.3)        24.5
Interest expense (Notes 3 and 9)............................     (218.7)       (249.8)       (39.5)
                                                               --------     ---------     --------
Income (loss) from continuing operations before income
  taxes.....................................................      (51.2)     (1,488.3)       418.9
Income tax expense (benefit) (Note 8).......................     (140.4)       (605.2)       115.8
                                                               --------     ---------     --------
Income (loss) from continuing operations, before
  extraordinary items.......................................       89.2        (883.1)       303.1
Gain on sale of discontinued operations -- net of tax.......      157.0            --           --
Income (loss) from discontinued operations -- net of tax....      (23.8)        (15.6)        29.9
                                                               --------     ---------     --------
Income (loss) from discontinued operations (Note 3).........      133.2         (15.6)        29.9
Extraordinary gain from early extinguishment of debt -- net
  of tax (Note 9)...........................................        3.4            --           --
                                                               --------     ---------     --------
Net income (loss)...........................................   $  225.8     $  (898.7)    $  333.0
                                                               --------     ---------     --------
Comprehensive income -- net of tax: (Note 15)
  Foreign currency translation adjustments..................   $   22.5     $   (67.1)    $   (5.3)
  Minimum pension liability.................................       (6.0)         (3.9)        (1.0)
                                                               --------     ---------     --------
Comprehensive income (loss).................................   $  242.3     $  (969.7)    $  326.7
                                                               ========     =========     ========
Earnings (loss) per share -- basic and diluted: (Note 15)
  Continuing operations.....................................   $   0.36     $   (3.57)    $   1.21
  Discontinued operations...................................       0.54         (0.06)        0.12
  Extraordinary item........................................       0.01            --           --
                                                               --------     ---------     --------
          Total.............................................   $   0.91     $   (3.63)    $   1.33
                                                               --------     ---------     --------
Weighted average shares outstanding -- diluted..............      249.2         247.7        250.9
Cash dividends per share....................................   $   0.20     $    0.20     $   0.20


  The accompanying accounting policies and notes to the Consolidated Financial
                                   Statements
                   are an integral part of these statements.

                       UNION PACIFIC RESOURCES GROUP INC.

                 CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
                        AS OF DECEMBER 31, 1999 AND 1998

                                     ASSETS

                                                                1999        1998
                                                              ---------   ---------
                                                              (MILLIONS OF DOLLARS)
Current assets:
  Cash and temporary investments............................  $   123.7   $     8.8
  Accounts receivable (net of allowance for doubtful
     accounts of $8.5 million in 1999 and $9.8 million in
     1998)..................................................      304.4       261.0
  Inventories...............................................       54.7        64.6
  Other current assets......................................       13.1       107.0
                                                              ---------   ---------
          Total current assets..............................      495.9       441.4
                                                              ---------   ---------
Properties: (Note 6)
  Cost......................................................   11,006.6    11,078.2
  Accumulated depreciation, depletion and amortization......   (5,535.6)   (4,984.9)
                                                              ---------   ---------
          Total properties..................................    5,471.0     6,093.3
Intangible and other assets.................................      180.0       180.8
Net assets of discontinued operations (Note 3)..............         --       926.9
                                                              ---------   ---------
          Total assets......................................  $ 6,146.9   $ 7,642.4
                                                              =========   =========

                      LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
  Accounts payable..........................................  $   285.0   $   270.5
  Accrued taxes payable.....................................       68.6        64.9
  Short-term debt (Note 9)..................................        2.3       853.8
  Other current liabilities (Note 14).......................      185.8       157.5
                                                              ---------   ---------
          Total current liabilities.........................      541.7     1,346.7
                                                              ---------   ---------
Long-term debt (Note 9).....................................    2,797.3     3,744.9
Deferred income taxes (Note 8)..............................    1,326.8     1,291.6
Retiree benefits obligations (Note 11)......................      142.5       142.9
Other long-term liabilities (Notes 12, 13 and 14)...........      401.1       388.1
Shareholders' equity (see page 45)..........................      937.5       728.2
                                                              ---------   ---------
          Total liabilities and shareholders' equity........  $ 6,146.9   $ 7,642.4
                                                              =========   =========


              The accompanying accounting policies and notes to the Consolidated Financial Statements are an integral part of these statements.

                       UNION PACIFIC RESOURCES GROUP INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                FOR YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                                1999        1998        1997
                                                              ---------   ---------   ---------
                                                                    (MILLIONS OF DOLLARS)
Cash provided by operations:
  Net income................................................  $   225.8   $  (898.7)  $   333.0
    (Income) loss from discontinued operations (Note 3).....     (133.2)       15.6       (29.9)
    Gain on extinguishment of debt -- net of tax............       (3.4)         --          --
                                                              ---------   ---------   ---------
  Income (loss) from continuing operations..................       89.2      (883.1)      303.1
  Non-cash charges to income:
    Depreciation, depletion and amortization................      827.7     2,125.6       504.0
    Deferred income tax (benefit) (Note 8)..................        1.4      (659.3)      110.9
    Surrendered lease amortization..........................      172.5       185.9        85.6
    (Gains) losses on sales of assets -- net................     (148.0)     (139.9)      (18.8)
    Other non-cash charges (credits) -- net.................      (86.2)      194.7       (96.2)
  Exploratory expenditures..................................       44.1       115.2        76.9
  Changes in current assets and liabilities.................       94.8        92.0      (109.3)
                                                              ---------   ---------   ---------
         Cash provided by operations........................      995.5     1,031.1       856.2
                                                              ---------   ---------   ---------
Investing activities:
  Capital and exploratory expenditures (Note 7).............     (428.2)   (1,194.5)   (1,188.4)
  Acquisition of Norcen (Note 2)............................         --    (2,634.3)         --
  Proceeds from sale of discontinued operations (Note 3)....    1,359.1          --          --
  Proceeds from sales of assets (Note 3)....................      281.3       436.6        37.3
  Proceeds from sale of investments.........................         --        48.4          --
  Cash provided (used) by discontinued operations...........     (203.6)       50.4      (221.8)
  Other investing activities -- net.........................         --          --       (17.7)
                                                              ---------   ---------   ---------
         Cash provided (used) by investing activities.......    1,008.6    (3,293.4)   (1,390.6)
                                                              ---------   ---------   ---------
Financing activities:
  Dividends paid............................................      (49.6)      (49.6)      (50.0)
  Repayment of debt.........................................   (2,295.5)         --          --
  Proceeds from long-term debt issuance (Note 9)............      500.0     1,025.0          --
  Other debt financing -- net...............................         --     1,294.5       559.6
  Repurchase of common stock................................      (12.6)      (26.7)      (52.3)
  Reissuance of treasury stock..............................        3.3          --          --
  Other financings -- net (Note 9)..........................      (34.8)      (39.2)       30.4
                                                              ---------   ---------   ---------
         Cash provided (used) by financing activities.......   (1,889.2)    2,204.0       487.7
                                                              ---------   ---------   ---------
Net change in cash and temporary investments................      114.9       (58.3)      (46.7)
Balance at beginning of year................................        8.8        67.1       113.8
                                                              ---------   ---------   ---------
Balance at end of year......................................  $   123.7   $     8.8   $    67.1
                                                              =========   =========   =========
Changes in current assets and liabilities:
  Accounts receivable.......................................  $   (37.2)  $   215.8   $   (33.2)
  Inventories...............................................        9.9       (17.8)       (1.5)
  Other current assets......................................       98.3         3.2        21.6
  Accounts payable..........................................       40.8      (153.4)      (21.4)
  Accrued taxes payable.....................................      (55.2)        3.5       (73.4)
  Other current liabilities.................................       38.2        40.7        (1.4)
                                                              ---------   ---------   ---------
         Total..............................................  $    94.8   $    92.0   $  (109.3)
                                                              =========   =========   =========
Supplemental cash flow disclosure:
  Interest paid:
    Continuing operations...................................  $   227.5   $   216.0   $    42.7
    Discontinued operations.................................        7.4        21.1        13.6
  Income taxes paid (recovered):
    Continuing operations...................................      (95.5)       81.0       121.0
    Discontinued operations.................................         --       (35.0)        8.7


  The accompanying accounting policies and notes to the Consolidated Financial
                                   Statements
                   are an integral part of these statements.

                       UNION PACIFIC RESOURCES GROUP INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997


                                                               1999      1998        1997
                                                              ------    -------    --------
                                                                  (MILLIONS OF DOLLARS)
Common stock, no par value; authorized 400,000,000 shares:
  251,951,140 shares issued and outstanding at December 31,
    1999
  250,685,204 shares issued and outstanding at December 31,
    1998
  251,888,575 shares issued and outstanding at December 31,
    1997
  Balance at beginning and end of year......................  $   --    $    --    $     --
                                                              ------    -------    --------
Paid-in surplus (Note 15):
  Balance at beginning of year..............................   992.6      991.2       872.9
  Conversion, award, forfeiture and appreciation of
    retention shares........................................    13.6        0.5         5.1
  Issuance of ESOP shares...................................      --         --       107.3
  Release of ESOP shares....................................   (11.8)        --          --
  Exercise of stock options.................................     3.3        0.6         5.5
  Other.....................................................     1.1        0.3         0.4
                                                              ------    -------    --------
  Balance at end of year....................................   998.8      992.6       991.2
                                                              ------    -------    --------
Retained earnings:
  Balance at beginning of year..............................     9.1      957.4       674.4
  Net income (loss).........................................   225.8     (898.7)      333.0
                                                              ------    -------    --------
         Total..............................................   234.9       58.7     1,007.4
  Dividends declared on common stock........................   (49.6)     (49.6)      (50.0)
                                                              ------    -------    --------
  Balance at end of year....................................   185.3        9.1       957.4
                                                              ------    -------    --------
Unearned compensation (Note 15):
  Balance at beginning of year..............................    (6.0)     (11.8)      (17.5)
  Conversion, award, forfeiture and amortization of
    retention shares -- net.................................     3.5        5.8         5.7
                                                              ------    -------    --------
  Balance at end of year....................................    (2.5)      (6.0)      (11.8)
                                                              ------    -------    --------
ESOP (Note 15):
  Balance at beginning of year..............................   (95.7)    (102.0)         --
  Issuance of ESOP shares...................................      --         --      (107.3)
  Release of ESOP shares....................................    16.2        6.3         5.3
                                                              ------    -------    --------
         Balance at end of year.............................   (79.5)     (95.7)     (102.0)
                                                              ------    -------    --------
Treasury stock (Note 15):
  Balance at beginning of year..............................   (82.5)     (55.8)       (3.5)
  Treasury stock repurchased or reissued, at cost -- net....    (9.3)     (26.7)      (52.3)
                                                              ------    -------    --------
  Balance at end of year: 4,276,989 shares at December 31,
                            1999
                        3,666,913 shares at December 31,
                            1998
                        2,379,625 shares at December 31,
                            1997............................   (91.8)     (82.5)      (55.8)
                                                              ------    -------    --------
Comprehensive income:
  Deferred foreign exchange adjustment (Note 15):
    Balance at beginning of year............................   (84.4)     (17.3)      (12.0)
    Foreign currency translation adjustment.................    22.5      (67.1)       (5.3)
                                                              ------    -------    --------
    Balance at end of year..................................   (61.9)     (84.4)      (17.3)
                                                              ------    -------    --------
  Minimum pension liability (Note 11)
    Balance at beginning of year............................    (4.9)      (1.0)         --
    Minimum pension liability adjustment....................    (6.0)      (3.9)       (1.0)
                                                              ------    -------    --------
    Balance at end of year..................................   (10.9)      (4.9)       (1.0)
                                                              ------    -------    --------
         Total Comprehensive income.........................   (72.8)     (89.3)      (18.3)
                                                              ------    -------    --------
         Total shareholders' equity.........................  $937.5    $ 728.2    $1,760.7
                                                              ======    =======    ========


  The accompanying accounting policies and notes to the Consolidated Financial
                                   Statements
                   are an integral part of these statements.

                       UNION PACIFIC RESOURCES GROUP INC.

                          BUSINESS SEGMENT INFORMATION
         AS OF AND FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                                1999       1998        1997
                                                              --------   ---------   --------
                                                                   (MILLIONS OF DOLLARS)
Revenues(a):
  Exploration and production................................  $1,607.0   $ 1,699.9   $1,378.2
  Minerals..................................................     120.5       141.1      139.8
                                                              --------   ---------   --------
          Total revenues....................................  $1,727.5   $ 1,841.0   $1,518.0
                                                              ========   =========   ========
Depreciation, depletion and amortization:
  Exploration and production................................  $  816.0   $ 2,115.8   $  499.3
  Minerals..................................................       5.5         4.1        0.9
  Corporate.................................................       6.2         5.7        3.8
                                                              --------   ---------   --------
          Total depreciation, depletion and amortization....  $  827.7   $ 2,125.6   $  504.0
                                                              ========   =========   ========
Operating income (loss):
  Exploration and production................................  $  122.5   $(1,199.2)  $  373.4
  Minerals..................................................     117.8       133.5      135.5
  Corporate(b)..............................................    (104.5)     (127.5)     (75.0)
                                                              --------   ---------   --------
          Total operating income (loss).....................  $  135.8   $(1,193.2)  $  433.9
                                                              ========   =========   ========
Fixed assets -- net:
  Exploration and production................................  $5,367.4   $ 5,988.8   $2,827.1
  Minerals..................................................       7.4        10.2       14.1
  Corporate.................................................      96.2        94.3       59.9
                                                              --------   ---------   --------
          Total fixed assets -- net.........................  $5,471.0   $ 6,093.3   $2,901.1
                                                              ========   =========   ========
Capital and exploratory expenditures:
  Exploration and Production................................  $  423.1   $ 3,796.2   $1,172.6
  Minerals..................................................        --         0.1        1.4
  Corporate.................................................       5.1        32.5       14.4
                                                              --------   ---------   --------
          Total capital and exploratory expenditures........  $  428.2   $ 3,828.8   $1,188.4
                                                              ========   =========   ========

                             GEOGRAPHIC INFORMATION

                                                                1999       1998        1997
                                                              --------   ---------   --------
                                                                   (MILLIONS OF DOLLARS)
Revenues(a):
  United States.............................................  $1,182.9   $ 1,455.9   $1,477.2
  Canada....................................................     332.1       259.0       28.9
  Other international.......................................     212.5       126.1       11.9
                                                              --------   ---------   --------
          Total revenues....................................  $1,727.5   $ 1,841.0   $1,518.0
                                                              ========   =========   ========
Fixed assets -- net:
  United States.............................................  $2,389.6   $ 2,965.2   $2,800.9
  Canada....................................................   1,918.8     1,854.0       89.8
  Other international.......................................   1,162.6     1,274.1       10.4
                                                              --------   ---------   --------
          Total fixed assets -- net.........................  $5,471.0   $ 6,093.3   $2,901.1
                                                              ========   =========   ========

---------------

(a) 1999, 1998 and 1997 revenues include income from equity affiliates of $78.5 million, $89.7 million and $74.4 million, respectively for the Minerals segment.

(b) Segment operating loss for the Corporate segment consists primarily of general and administrative expense and restructuring charge.

     The Company's reportable segments are strategic business units or an aggregation of business units with similar operations and management objectives. The reportable segments are managed separately because each segment requires different operational assets, technology and management strategies.

This information should be read in conjunction with the accompanying accounting policies and notes
                   to the Consolidated Financial Statements.

                      UNION PACIFIC RESOURCES GROUP INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


SIGNIFICANT ACCOUNTING POLICIES

     Principles of Consolidation. The Consolidated Financial Statements include the accounts of Union Pacific Resources Group Inc. (a Utah Corporation) and subsidiaries (collectively, the "Company"), including its principal operating subsidiary Union Pacific Resources Company ("UPRC"). The Company accounts for investments in affiliated companies (20% to 50% owned) on the equity method of accounting. The Company also consolidates its pro-rata share of oil and gas joint ventures. All significant intercompany transactions are eliminated. The Consolidated Financial Statements for previous periods include certain reclassifications that were made to conform to the current presentation. Such reclassifications have no effect on previously reported net income. Refer to the accompanying notes to the financial statements for additional disclosure of the Company's significant accounting policies.

     As a result of the disposition of the Company's gathering, processing and marketing ("GPM") business segment, the GPM business segment has been accounted for as a discontinued operation. GPM results of operations have been excluded from continuing operations in the Consolidated Statements of Income and Cash Flows. GPM net assets have been segregated from continuing operations in the accompanying statements of financial position and reported as net assets of discontinued operations (See Note 3).

     Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during each reporting period. Management believes its estimates and assumptions are reasonable; however, such estimates and assumptions are subject to a number of risks and uncertainties which may cause actual results to differ materially from the Company's estimates. Significant estimates underlying these financial statements include the estimated quantities of proved oil and gas reserves and the related present value of estimated future net cash flows therefrom (see Supplementary Information beginning on page 74).

     Cash and Temporary Investments. Temporary investments are stated at cost which approximates fair market value, and consist of investments with original maturities of three months or less.

     Inventories. Inventories consist primarily of hydrocarbon volumes and materials and supplies, carried on a first-in first-out basis at the lower of cost or market. At December 31, 1999 and 1998 hydrocarbon inventory was $13.5 million and $11.0 million, respectively, while materials and supplies inventory was $41.1 million and $53.6 million, respectively.

     Oil and Gas Properties. Oil and gas properties are accounted for using the successful efforts method. Under this method, exploration costs (drilling costs of unsuccessful exploration wells, geological and geophysical costs, non-producing leasehold amortization and delay rentals) are charged to expense when incurred. Costs to develop producing properties, including drilling costs and applicable leasehold acquisition costs, are capitalized. Costs to drill exploratory wells that result in additions to reserves are also capitalized.

     Depreciation, depletion and amortization of producing properties, including depreciation of well and support equipment and amortization of related lease costs, are determined by using a unit of production method based upon estimated proved reserves. Provisions for depreciation of property and equipment other than producing properties are computed principally on the straight-line method based on estimated service lives, which range from two to 15 years. Potential impairment of producing properties is assessed annually on a field-by-field basis. Significant unproved properties are not amortized, but are monitored for impairment and assessed annually in detail. Aggregated acquisition costs of individual insignificant unproved properties are amortized from the date of acquisition on a composite basis, which considers past success experience and average lease life (see Note 6).

                       UNION PACIFIC RESOURCES GROUP INC.

     Costs of future site restoration, dismantlement and abandonment for producing properties are accrued as part of depreciation, depletion and amortization expense for tangible equipment by assuming no salvage value in the calculation of the unit of production rate. Additional costs are accrued for offshore and Canadian wells based on internal engineering estimates using the unit of production method with a charge to depreciation, depletion and amortization expense. The balance of the abandonment accrual at December 31, 1999 and 1998 was $75.0 million and $62.1 million, respectively.

     Gains or losses on retired, sold or abandoned properties that constitute part of an amortization base are deferred by charging or crediting the investment, net of proceeds, to accumulated depreciation, depletion and amortization unless such non-recognition would significantly affect the unit of production rate. Gains or losses from the disposition of other properties are recognized currently. Gains and losses from the sale of operating assets are recognized in other oil and gas revenues. Gains included in other oil and gas revenues were $148.0 million, $139.9 million and $18.8 million in 1999, 1998 and 1997, respectively. Gains and losses from all other dispositions are recorded in other income.

     Goodwill. Intangible and other assets include goodwill of $68.6 million for intangible value acquired from business combinations prior to 1971. Such goodwill is not being amortized because it is considered to have continuing value over an indefinite period. The value of goodwill is evaluated annually to determine whether any potential impairment exists.

     Revenue Recognition. Sales from producing wells are recognized on the entitlement method of accounting which defers recognition of sales when, and to the extent that, deliveries to customers exceed the Company's net revenue interest in production. Similarly, when deliveries are below the Company's net revenue interest in production, sales are recorded to reflect the full net revenue interest. The Company's gas imbalance liability at December 31, 1999 and 1998 was $5.5 million and $5.2 million, respectively. Natural gas and crude oil marketing revenue is included in other oil and gas revenue and recorded net of the cost of product purchased.

     Recently issued accounting standards. The Financial Accounting Standards Board ("FASB") has issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," and SFAS No. 137, which defers the effective date of SFAS No. 133 to fiscal years beginning after June 15, 2000. SFAS No. 133 requires that all derivatives be recognized on the balance sheet and measured at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge and be eligible for special accounting treatment. However, the special accounting treatment afforded hedge transactions may delay the recognition of a portion of the gain or loss on the derivative, which would later be recorded concurrent with the gain or loss on the item being hedged. For derivatives not designated as hedges, gains or losses are recognized in earnings in the period of change. The impact of the statement on the Company will depend upon price volatility and the level of open derivative positions at the end of a reporting period. The Company plans to adopt SFAS No. 133 for the first quarter 2001 and is currently evaluating the effects of this pronouncement. Adoption will require the Company to begin recording unrealized gains and losses in the Consolidated Statement of Financial Position and in the Consolidated Statement of Comprehensive Income.

1. NATURE OF OPERATIONS

     The Company is an independent oil and gas company engaged primarily in the exploration for and the development and production of natural gas and crude oil in several major basins in the United States, Canada, Guatemala, Venezuela and other international areas. The Company markets all of its crude oil production together with significant volumes of crude oil produced by others. In 1998, the Company marketed a substantial portion of its natural gas and natural gas liquids ("NGLs"); however, in 1999 the Company entered into a long-term natural gas sales agreement to sell a substantial portion of its domestic natural gas and NGLs to Duke (hereinafter defined) (see Notes 3 and 5). The Company also engages in the hard
                                       48

                       UNION PACIFIC RESOURCES GROUP INC.

minerals business through non-operated joint ventures and royalty arrangements in several coal, trona (natural soda ash) and industrial mineral mines.

     The Company's results of operations are largely dependent on the difference between the prices received for its hydrocarbon products and the cost to find, develop, produce and market such resources. Hydrocarbon prices are subject to fluctuations in response to changes in supply, market uncertainty and a variety of factors beyond the control of the Company. These factors include worldwide political instability, the foreign supply of crude oil and natural gas, the price of foreign imports, the level of consumer demand and the price and availability of alternative fuels. The Company manages a portion of the operating risk relating to hydrocarbon price volatility through hedging activities (see Note 5).

2. ACQUISITIONS

     Norcen Energy Resources Limited. On January 25, 1998, the Company and Union Pacific Resources Inc. ("UPRI"), an Alberta corporation and a wholly-owned subsidiary of the Company, entered into a pre-acquisition agreement ("Pre-acquisition Agreement") with Norcen Energy Resources Limited ("Norcen"). Under the Pre-acquisition Agreement, the Company and UPRI agreed to make an offer (the "Tender Offer") for up to 100% of the common shares of Norcen, subject to certain conditions. On March 3, 1998, the Company announced the closing of the Tender Offer. In total, 95.5% of the outstanding common shares of Norcen were tendered at a purchase price of U.S. $13.65 per share.

     On March 5, 1998, the Company and UPRI completed the compulsory acquisition of the remaining common shares outstanding which were not tendered. (The closing of the Tender Offer and completion of the compulsory acquisition is referred to as the "Norcen Acquisition.") The aggregate cash purchase price for the Norcen Acquisition, including non-recurring transaction costs of $28.1 million, was $2.634 billion. In addition, UPRI assumed the long-term debt obligations of Norcen.

     Norcen operations primarily consisted of crude oil and natural gas exploration and development operations in western Canada, the Gulf of Mexico, Guatemala and Venezuela.

     The Company funded the purchase price of the Norcen Acquisition through the issuance of commercial paper, supported by a U.S. $2.7 billion 364-Day Competitive Advance/Revolving Credit Agreement dated March 2, 1998. In accordance with Accounting Principles Board Opinion No. 16, "Business Combinations," the Norcen Acquisition was accounted for as a purchase effective March 3, 1998.

     The following table represents the allocation of the total purchase price of the assets acquired and liabilities assumed, based upon their fair values on the date of the Norcen Acquisition and pushed down to the acquired Company. In accordance with SFAS No. 109 "Accounting for Income Taxes", a deferred tax liability was recognized for the differences between the allocated values and the tax bases of the acquired assets and liabilities.


                                                                    MARCH 1998
                                                               ---------------------
                                                               (MILLIONS OF DOLLARS)
Working capital.............................................         $   114.4
Property, plant and equipment...............................           4,931.2
Other assets................................................             228.2
Long-term debt..............................................          (1,012.0)
Deferred taxes..............................................          (1,495.7)
Other non-current liabilities...............................            (131.8)
                                                                     ---------
          Total purchase price..............................         $ 2,634.3
                                                                     =========

                       UNION PACIFIC RESOURCES GROUP INC.

     The following table presents unaudited pro forma Condensed Consolidated Statements of Income of the Company for the twelve months ended December 31, 1998 and 1997, as though the Norcen Acquisition had occurred on January 1, 1997. Certain adjustments were made to the financial information to conform to the accounting policies and financial statement presentation of the Company.


                                                                YEARS ENDED DECEMBER 31,
                                                              ----------------------------
                                                                  1998            1997
                                                              ------------     -----------
                                                              (MILLIONS OF DOLLARS, EXCEPT
                                                                   PER SHARE AMOUNTS)
Revenues....................................................    $ 1,940.8        $2,169.3
Costs and expenses..........................................      3,165.2         1,810.4
                                                                ---------        --------
Operating income (loss).....................................     (1,224.4)          358.9
Interest expense............................................       (284.3)         (240.1)
Other income (expense) -- net...............................        (45.3)           24.5
                                                                ---------        --------
Income (loss) before income taxes...........................     (1,554.0)          143.3
Income tax (benefit) expense................................       (629.4)          (24.5)
                                                                ---------        --------
Income (loss) from continuing operations....................    $  (924.6)       $  118.8
                                                                =========        ========
Earnings (loss) per share -- basic and diluted Continuing
  operations................................................    $   (3.73)       $   0.47


     The unaudited pro forma condensed consolidated information presented above is not necessarily indicative of the results of operations which would have occurred had the Norcen Acquisition been consummated on January 1, 1997, nor is it necessarily indicative of future results of operations.

     Norcen Summarized Financial Information. As a result of the Norcen Acquisition, and the amalgamation of Norcen with UPRI, UPRI assumed the obligations of Norcen, including the public debt obligations of Norcen (the "Debt Securities"). The Debt Securities include 6.8% Debentures due July 2, 2002, in the aggregate principal amount of $250 million, 7 3/8% Debentures due May 15, 2006, in the aggregate principal amount of $250 million, and 7.8% Debentures due July 2, 2008, in the aggregate principal amount of $150 million, each of which have been fully and unconditionally guaranteed by the Company.

     The following table presents summarized financial information for UPRI (as successor to Norcen) as of and for the year ended December 31, 1999 and the two months ended February 28, 1998, and ten months ended December 31, 1998. This summarized financial information is being provided pursuant to Section G of Topic 1 of Staff Accounting Bulletin No. 53 -- "Financial Statement Requirements in Filings Involving the Guarantee of Securities by a Parent." The Company will continue to provide such summarized financial information for UPRI as long as the Debt Securities remain outstanding.

                                              YEAR ENDED                                     UNAUDITED
                                             DECEMBER 31,             TEN MONTHS             TWO MONTHS
                                                 1999                   ENDED                  ENDED
                                         ---------------------       DECEMBER 31,           FEBRUARY 28,
                                                                       1998(a)                1998(b)
                                                                 --------------------   --------------------
                                             (MILLIONS OF            (MILLIONS OF           (MILLIONS OF
                                               DOLLARS)                DOLLARS)               DOLLARS)
Summarized Statement of Income
  Information:
  Operating revenues...................         $343.0                 $ 357.2                 $104.0
  Operating income (loss)..............          (13.0)                 (784.5)                   4.0
  Net income (loss)....................         $ 12.0                 $(508.3)(c)             $(30.0)(d)


                                       50




                       UNION PACIFIC RESOURCES GROUP INC.

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)



                                                          AT DECEMBER 31, 1999   AT DECEMBER 31, 1998
                                                          --------------------   --------------------
                                                                     (MILLIONS OF DOLLARS)

Summarized Statement of Financial Position Information:
  Current assets........................................        $   40.5               $   53.7
  Non-current assets....................................         1,844.8                1,882.3
  Current liabilities...................................            83.9                  279.8
  Non-current liabilities and equity....................        $1,801.4               $1,656.2

---------------

(a) Results for UPRI as of and for the ten months ended December 31, 1998, include adjustments to reflect U.S. GAAP and the successful efforts method of accounting. Adjustments to reflect the application of the purchase method of accounting for the Norcen Acquisition are included effective March 3, 1998.

(b) Results for Norcen as of and for the two months ended February 28, 1998 have not been restated in accordance with U.S. generally accepted accounting principles ("GAAP") and reflect the full cost method of accounting for oil and gas operations.

(c) Results reflect the impairment and write-down of certain oil and gas properties.

(d) Net loss includes $40 million in costs incurred by Norcen in connection with the Norcen Acquisition which were not reimbursed by the Company.

3. DIVESTITURES

     Deleveraging Program. In 1998, the Company commenced a deleveraging program which was designed to reduce the Company's debt. The deleveraging program, which was initiated following the completion of the Norcen Acquisition, included the sale of non-strategic properties and assets. The completed sales undertaken as part of the Company's deleveraging program include the following:

NON-STRATEGIC PROPERTIES                                      OPERATING AREA        SALES PRICE
------------------------                                      --------------   ---------------------
                                                                               (MILLIONS OF DOLLARS)
1998
Denver-Julesburg Basin......................................  U.S. Onshore             $ 41
Matagorda Island Blocks.....................................  U.S. Offshore             158
Rockies Package.............................................  U.S. Onshore               46
Eugene Island Blocks........................................  U.S. Offshore               8
Canadian Package............................................  Canada                    145
Superior Propane............................................  Canada                     48
                                                                                       ----
  1998 Total................................................                           $446
                                                                                       ----
1999
Caroline -- Swan Hill.......................................  Canada                   $108
South Texas Package(a)......................................  U.S. Onshore              138
East Texas Package..........................................  U.S. Onshore               18
Rockies Package.............................................  U.S. Onshore               10
Project Orange..............................................  Other                      25
                                                                                       ----
  1999 Total................................................                            299
                                                                                       ----
          Total.............................................                           $745
                                                                                       ====

---------------

(a) As a result of the sale of the South Texas Package, the Company recorded a fully reserved $20.6 million note receivable included in other current assets. If the note is collected, the Company will record $20.6 million in additional proceeds and gain on the South Texas sale.

     Discontinued Operations. In November 1998, the Company entered into a Merger and Purchase Agreement ("Agreement") with Duke Energy Field Services, Inc. ("Duke") to sell its GPM business segment for $1.36 billion in cash. On March 31, 1999, the Company closed on the sale (the "GPM

                       UNION PACIFIC RESOURCES GROUP INC.

Disposition"). The GPM Disposition consisted primarily of the Company's pipelines, gathering systems, natural gas processing plants and natural gas and NGL marketing assets and operations. These operations included interests in nineteen natural gas processing plants (together with approximately 7,200 miles of pipelines that support these processing plants), as well as two non-operated NGL fractionation plants. The Company retained its crude oil marketing business. The Company recorded a $157.0 million after-tax gain on the GPM Disposition, including $108.3 million for accrued taxes payable.

     Summarized information relating to discontinued results of operations, excluding the after-tax gain on the GPM Disposition are as follows:

                                                            YEARS ENDED DECEMBER 31,
                                                           --------------------------
                                                            1999     1998      1997
                                                           ------   -------   -------
                                                             (MILLIONS OF DOLLARS)
Operating revenues.......................................  $ 21.5   $ 340.0   $ 406.7
Operating expenses.......................................   (29.7)   (263.4)   (281.3)
Depreciation depletion and amortization..................   (20.4)    (77.6)    (64.1)
                                                           ------   -------   -------
Operating income (loss)..................................   (28.6)     (1.0)     61.3
Other income (expense) -- net............................      --        --      (0.2)
Interest expense (a).....................................    (8.0)    (21.1)    (13.6)
                                                           ------   -------   -------
Income (loss) before taxes...............................   (36.6)    (22.1)     47.5
Income tax (benefit) expense.............................   (12.8)     (6.5)     17.6
                                                           ------   -------   -------
Net income (loss) from discontinued operations...........  $(23.8)  $ (15.6)  $  29.9
                                                           ======   =======   =======

---------------

(a) The Company allocated interest expense to the GPM business segment based on the ratio of net assets of discontinued operations to total Company net assets, excluding $3.6 billion of debt associated with the Norcen Acquisition.

     Summarized information relating to net assets of discontinued operations are as follows:

                                                               AT DECEMBER 31, 1998
                                                               ---------------------
                                                               (MILLIONS OF DOLLARS)
Current Assets:
  Cash and temporary investments............................         $    5.7
  Accounts receivable -- net................................            152.8
  Inventories...............................................             46.8
  Other current assets......................................              5.2
                                                                     --------
          Total current assets..............................            210.5
  Properties -- net of accumulated depreciation.............            851.3
  Intangible and other assets...............................            154.8
                                                                     --------
          Total assets......................................         $1,216.6
                                                                     ========
Current Liabilities:
  Accounts payable..........................................         $  158.0
  Advance payment(a)........................................            126.7
  Other current liabilities.................................              2.0
                                                                     --------
          Total current liabilities.........................            286.7
  Other long-term liabilities...............................              3.0
                                                                     --------
          Total liabilities.................................         $  289.7
                                                                     ========
          Net assets of discontinued operations.............         $  926.9
                                                                     ========

                                       52

                       UNION PACIFIC RESOURCES GROUP INC.

---------------

(a) In June 1998, the Company entered into a third-party forward sales arrangement covering a total of 567 MMcf of gas per day. At the time of the arrangement, the Company received $250 million and became obligated to deliver gas from October 1998 through March 1999. The Company recorded the obligation associated with this transaction as an advance payment included in net assets of discontinued operations. This current liability was amortized and recorded on the Consolidated Statement of Income as part of discontinued operations, as the gas was delivered over the remaining term of the contract.

4. RESTRUCTURING CHARGES

     During the first quarter of 1999, the Company reorganized its operating groups, announced workforce reductions for its Canadian and U.S. operations and established an early retirement program. As a result of these actions, the Company recorded a $14.5 million restructuring charge. The charge included $7.3 million for severance costs and excess office space commitments, an additional $4.2 million liability for pension and other postretirement benefits in connection with the early retirement program and a $3.0 million valuation allowance for specialty drilling equipment and supplies no longer required for cancelled drilling programs. Payments of $7.2 million were made for severance and office lease costs. The pension and other postretirement liabilities are included in the balance of the Company's liabilities for those items (see Note
11). The valuation allowance for specialty drilling equipment and supplies was recorded to the inventory accounts.

     During 1998, the Company announced a workforce reduction for its domestic operations and implemented programs to reduce overhead and other costs. The $17.0 million restructuring charge included $7.6 million for workforce reductions of approximately 140 U.S. employees, $5.0 million for a drilling rig commitment and $4.4 million for excess office space commitments. At December 31, 1998, $14.6 million of the reserve remained. During 1999, net payments of $8.1 million were made and $3.1 million of the rig commitment charge was reversed as a result of favorable settlement negotiations. At December 31, 1999, the $3.4 million remaining reserve represents excess office space commitments net of sublease rentals.

5. FINANCIAL INSTRUMENTS

     Hedging. The Company has established policies and procedures for managing risk within its organization, including internal controls and governance by a risk management committee. The level of risk assumed by the Company is based on its objectives and earnings, and its capacity to manage risk. Limits are established for each major category of risk, with exposures monitored and managed by Company management and reviewed semi-annually by the risk management committee. Major categories of the Company's risk are defined as follows:

     Commodity Price Risk -- Non-Trading Activities. The Company uses derivative financial instruments for non-trading purposes in the normal course of business to manage and reduce risks associated with contractual commitments, price volatility and other market variables. These instruments are generally put in place to limit risk of adverse price movements; however, these same instruments usually limit future gains from favorable price movements. Risk management activities are generally accomplished pursuant to exchange-traded contracts or over-the-counter swaps and options.

     Recognition of realized gains/losses and option premium payments/receipts relating to non-trading activities are deferred in the Consolidated Statement of Income until the underlying physical product is sold. Unrealized gains/losses are not recorded. Margin deposits, deferred gains/losses and net premiums are included in other current assets or liabilities in the Consolidated Statement of Financial Position. The cash flow impact is reflected in cash flows provided by operations in the Consolidated Statement of Cash Flows.

     Utilization of the Company's hedging program may result in crude oil and natural gas prices varying from market prices. As a result of the hedging program, revenues in 1999, 1998 and 1997 were $178.1 million, $9 million and $86 million lower, respectively than if the hedging program had not been in effect. Since these transactions were hedges on production, these impacts were also reflected in the average sales price of the associated products.

                       UNION PACIFIC RESOURCES GROUP INC.

     Commodity Price Risk -- Trading Activities. The Company periodically enters into financial contracts in conjunction with market-making or trading activities with the objective of achieving profits through successful anticipation of movements in commodity prices and changes in other market variables. Market-making positions are marked-to-market and gains and losses are immediately included as revenue in the Consolidated Statement of Income. In addition, the fair value of unsettled positions is immediately included in the Consolidated Statement of Financial Position as a current asset or current liability. As of December 31, 1999 and 1998, there were no transactions in place which would materially affect the results of operations or financial condition of the Company.

     Interest Rate Swaps. The Company periodically enters into rate swaps and contracts to hedge certain interest rate transactions. As of December 31, 1999 and 1998, there were no interest rate contracts outstanding which would materially affect the results of operations or financial condition of the Company. During 1998, the Company entered into rate lock contracts to hedge interest rates related to a contemplated bond issuance. The bonds were not issued and the Company recognized a $14.3 million pre-tax loss in 1998 associated with these contracts.

     Foreign Currency. The financial statements of foreign subsidiaries, except those subsidiaries located in countries which have highly inflationary economies, utilize the local currency as their functional currency. The financial statements of foreign subsidiaries located in countries which have highly inflationary economies utilize the U.S. dollar as their functional currency. Monetary assets and liabilities denominated in a currency other than the functional currency are remeasured into the functional currency with the corresponding gains/ losses included in the Consolidated Statement of Income. The financial statements of those foreign subsidiaries which do not utilize the U.S. dollar as their functional currency are translated into the U.S. dollar. Assets and liabilities are translated at the current exchange rate, while revenues and expenses are translated at the average exchange rate for the reporting period. Translation gains/losses are not included in the Consolidated Statement of Income but are recorded in a separate section of shareholders' equity. The Company's Canadian subsidiary's functional currency is the Canadian dollar. Generally, the functional currency of the Company's other foreign subsidiaries is the U.S. dollar.

     At December 31, 1999, the Company's Canadian subsidiary had outstanding $650 million of fixed-rate notes and debentures denominated in U.S. dollars. During 1999, the Company recognized a $38.0 million pretax non-cash gain associated with remeasurement of this debt and a $46.5 million pretax non-cash loss during 1998. The potential foreign currency remeasurement impact on earnings from a five percent change in the year-end Canadian exchange rate would be approximately $32 million.

     Two of the Company's Latin American subsidiaries had foreign deferred tax liabilities denominated in the local currency. At December 31, 1999 and 1998, Venezuela had a $131.6 million and $159.6 million liability, respectively and Guatemala had a $34.1 million and $58.0 million liability, respectively. During 1999 and 1998, the Company recognized after-tax deferred tax benefits associated with the remeasurement of the deferred tax liabilities of $20.4 million and $15.2 million in Venezuela, and $8.9 million and $7.3 million in Guatemala, respectively. The potential foreign currency remeasurement impact on net earnings from a five percent change in the year-end Latin American exchange rates would be approximately $9 million.

     The Company may periodically enter into foreign currency contracts to hedge specific currency exposures from commercial transactions. As a result of the Norcen Acquisition, the Company acquired foreign currency forward exchange contracts with maturities through October 2000, and recorded a $15.5 million deferred liability representing the fair value of these contracts. These contracts were deemed to be hedges of UPRI's future U.S. dollar denominated hydrocarbon sales. This deferred liability will be amortized over the contract terms. The unrecognized loss on foreign currency contracts at December 31, 1999, excluding the $1.4 million remaining unamortized deferred liability, was $2.9 million.

                       UNION PACIFIC RESOURCES GROUP INC.

     Concentrations of Credit Risk. Credit risk is the risk of loss as a result of non-performance by counterparties pursuant to the terms of their contractual obligations. Because the loss can occur at some point in the future, a potential exposure is added to the current replacement value to arrive at a total expected credit exposure. The Company has established methodologies to establish limits, monitor and report creditworthiness and concentrations of credit to reduce such credit risk. At December 31, 1999, the Company's largest credit risk associated with any single counterparty, represented by the net fair value of open contracts with such counterparty, was $7.1 million.

     Financial instruments which subject the Company to concentrations of credit risk consist principally of trade receivables and short-term cash investments. The Company places its temporary excess cash investments in high quality short-term instruments through several high-credit-quality financial institutions. A significant portion of the Company's trade receivables relate to customers in the oil and gas industry, and, as such, the Company is directly affected by the economy of that industry. The Company derives a substantial portion of its revenues from international operations in Canada and Latin America. With the exception of one large customer, described below, the credit risk associated with trade receivables is minimized by the Company's large customer base and ongoing procedures to monitor the creditworthiness of customers. The Company generally requires no collateral from its customers. Historically, the Company has not experienced significant losses on trade receivables.

     In connection with the GPM Disposition, the Company entered into a long-term sales agreement with Duke. The long-term sales agreement obligates the Company to sell the majority of its domestic natural gas and existing NGL production to Duke through March 2004. Prices received for the natural gas and NGLs will be tied to the current market price for each product. As a result, a significant portion of the Company's credit risk will be with a single customer. Duke is currently considered a good credit risk; however, periodic credit evaluations will continue and will be performed more often if circumstances dictate. The agreement with Duke provides for a parental guaranty to cover its obligations under the agreements and the Company has the right to demand a letter of credit and/or other assurances under certain circumstances. During 1999, sales to Duke accounted for 31% of the Company's consolidated revenues and 38% of United States revenues. Approximately 25% of the Company's trade receivables outstanding at December 31, 1999 were due from Duke which exposes the Company to a concentration of credit risk.

     Performance Risk. Performance risk results when a counterparty fails to fulfill its contractual obligations with respect to commodity pricing or volume commitments. Typically, such risk obligations are defined within the trading agreements. The Company utilizes its credit risk methodology to manage performance risk.

6. PROPERTIES

     Major property classifications were as follows:



                                                               AS OF DECEMBER 31,
                                                              ---------------------
                                                                1999        1998
                                                              ---------   ---------
                                                              (MILLIONS OF DOLLARS)
Producing properties........................................  $ 9,738.3   $ 9,429.9
Non-producing properties....................................      983.3     1,241.5
Construction in progress....................................       84.3       143.4
Other.......................................................      200.7       263.4
                                                              ---------   ---------
          Total.............................................  $11,006.6   $11,078.2
                                                              =========   =========

                                       55

                       UNION PACIFIC RESOURCES GROUP INC.

     Accumulated depreciation, depletion and amortization by major property classifications were as follows:

                                                               AS OF DECEMBER 31,
                                                              ---------------------
                                                                1999        1998
                                                              ---------   ---------
                                                              (MILLIONS OF DOLLARS)
Producing properties........................................  $5,160.0    $4,642.1
Non-producing properties....................................     273.2       233.1
Other.......................................................     102.4       109.7
                                                              --------    --------
          Total.............................................  $5,535.6    $4,984.9
                                                              ========    ========

     Based upon the Company's analysis of expected future net cash flows from its crude oil and natural gas properties, certain properties were deemed to be impaired due to lower hydrocarbon prices and/or downward revisions in reserve estimates. As a result of its analysis, the Company adjusted the net book value of such properties to their fair value with a charge to depreciation, depletion and amortization of $70.6 million in 1999 for exploration and production properties primarily located in the U.S. Onshore area and uranium properties. During 1998, the Company adjusted the net book value of properties with a $1.2 billion charge, primarily on properties acquired in the Norcen Acquisition. Fixed asset additions included capitalized interest of $0.4 million and $0.9 million in 1999 and 1998, respectively.

7. CAPITAL AND EXPLORATORY EXPENDITURES

     Capital and exploratory expenditures include the following:

                                                           FOR THE YEARS ENDED DECEMBER 31,
                                                          ----------------------------------
                                                            1999        1998         1997
                                                          --------   ----------   ----------
                                                                (MILLIONS OF DOLLARS)
Capital expenditures:
  Producing properties..................................   $345.1     $3,056.9     $  773.3
  Non-producing properties..............................     21.0        506.6        200.7
  Exploratory drilling..................................     12.9        117.5        121.7
  Other.................................................      5.1         32.6         15.8
                                                           ------     --------     --------
          Total capital expenditures....................    384.1      3,713.6      1,111.5
Exploratory expenditures:
  Expensed geological and geophysical costs.............     19.5         63.1         35.2
  Expensed dry hole costs...............................     24.6         52.1         41.7
                                                           ------     --------     --------
          Total exploratory expenditures................     44.1        115.2         76.9
                                                           ------     --------     --------
          Total capital and exploratory expenditures....   $428.2     $3,828.8     $1,188.4
                                                           ======     ========     ========

8. INCOME TAXES

     Deferred taxes are established for all temporary differences between the book and tax bases of assets and liabilities. In addition, deferred tax balances must be adjusted to reflect tax rates that will be in effect in the years in which the temporary differences are expected to reverse. Non-U.S. subsidiaries compute taxes at rates in effect in the various countries. Earnings of these subsidiaries may also be subject to additional income and withholding taxes when they are distributed as dividends. Deferred tax liabilities are not recognized on profits that are expected to be permanently reinvested by the local subsidiaries and thus not considered available for distribution to the parent Company. The Company has undistributed earnings of its 100% owned foreign subsidiaries that arose in 1999 and prior years.

                       UNION PACIFIC RESOURCES GROUP INC.

     Income (loss) from continuing operations before taxes is as follows:

                                                           FOR THE YEARS ENDED DECEMBER 31,
                                                           ---------------------------------
                                                             1999        1998         1997
                                                           --------   -----------   --------
                                                                 (MILLIONS OF DOLLARS)
Domestic.................................................   $(45.2)    $  (239.7)    $405.9
Foreign..................................................     (6.0)     (1,248.6)      13.0
                                                            ------     ---------     ------
          Total..........................................   $(51.2)    $(1,488.3)    $418.9
                                                            ======     =========     ======

     Components of income tax expense (benefit), from continuing operations, were as follows:


                                                           FOR THE YEARS ENDED DECEMBER 31,
                                                           --------------------------------
                                                             1999        1998        1997
                                                           ---------   ---------   --------
                                                                (MILLIONS OF DOLLARS)
Current:
  U.S. Federal...........................................   $(151.4)    $  43.2     $ (0.4)
  U.S. state.............................................       2.2         6.8        5.1
  Foreign................................................       7.4         4.1        0.2
                                                            -------     -------     ------
          Total current..................................    (141.8)       54.1        4.9
                                                            -------     -------     ------
Deferred:
  U.S. Federal...........................................      82.4      (155.7)     113.4
  U.S. state.............................................      (2.7)        3.4       (2.5)
  Foreign................................................     (78.3)     (507.0)        --
                                                            -------     -------     ------
          Total deferred.................................       1.4      (659.3)     110.9
                                                            -------     -------     ------
          Total income tax expense (benefit).............   $(140.4)    $(605.2)    $115.8
                                                            =======     =======     ======

     Deferred tax liabilities (assets), were as follows:


                                                               AS OF DECEMBER 31,
                                                              ---------------------
                                                                1999        1998
                                                              ---------   ---------
                                                              (MILLIONS OF DOLLARS)
Excess tax over book items, including depreciation and
  exploration costs.........................................  $1,369.0    $1,528.2
State taxes -- net..........................................      12.1       (15.0)
Long-term liabilities.......................................     116.3       (19.6)
Alternative minimum tax.....................................     (79.8)      (72.6)
Pension and other retirement benefits.......................     (47.2)      (52.6)
Net operating losses........................................     (91.3)      (93.1)
Other.......................................................      47.7        16.3
                                                              --------    --------
          Net deferred tax liability........................  $1,326.8    $1,291.6
                                                              ========    ========

                       UNION PACIFIC RESOURCES GROUP INC.

     A reconciliation between U.S. statutory and consolidated effective tax rates is as follows:

                                                              FOR THE YEARS ENDED
                                                                 DECEMBER 31,
                                                              -------------------
                                                              1999    1998   1997
                                                              -----   ----   ----
U.S. statutory Federal tax rate.............................   35.0%  35.0%  35.0%
Section 29 credits..........................................   35.1    1.1   (4.3)
State taxes-- net...........................................   (8.2)  (0.4)   1.3
Foreign rate differentials..................................     --    1.8     --
Foreign currency remeasurement..............................   98.7    1.5     --
Non-tax effected foreign expense............................  (48.4)    --     --
Non-taxable entity..........................................   15.3    1.0     --
Tax settlements.............................................   78.3     --   (1.5)
Reserve adjustments.........................................   28.7     --     --
Tax return reconciliation adjustments.......................   34.1     --     --
Other.......................................................    7.0    0.6   (1.9)
                                                              -----   ----   ----
  Effective tax rate........................................  275.6%  40.6%  28.6%
                                                              =====   ====   ====

     The Company generates Section 29 tax credits from the sale of certain fuels produced from non-conventional sources. Fuels qualifying for the credit must be produced from a well drilled or a facility placed in service after December 31, 1979, and before January 1, 1993, and must be sold before January 1, 2003. The Company generated $17.9 million, $16.4 million and $18.8 million of Section 29 tax credits in 1999, 1998 and 1997, respectively. The Federal tax law provides for the use of these credits against regular Federal income tax liability. Accordingly, the Company utilized $6.9 million of Section 29 tax credits on its 1998 tax return. It is anticipated that all of the 1999 Section 29 tax credits along with some of the prior year credits will be recognized in the Company's 1999 tax return. The Company recognized favorable tax adjustments relating to prior year Federal tax returns in the amount of $17.4 million for 1999 and $4 million for 1998.

     While the operations of the Company in Guatemala are subject to local income taxes, no liability has arisen in recent years since sufficient unrecovered costs, carried forward from previous years, have been available to offset current taxable income. Guatemalan tax benefits, which can be carried forward indefinitely, were $57.6 million at December 31, 1999. Other domestic subsidiary net operating losses in existence at the time of the Norcen Acquisition were merged with the Company when those subsidiaries were dissolved. The Company plans to utilize the losses in 2000 or a future year.

     On September 1, 1999, the Company and its former parent, Union Pacific Corporation ("UPC"), settled certain outstanding issues pertaining to the allocation of all Federal and state tax liabilities, including interest, for the tax years 1968 through 1982. This settlement was made pursuant to the Tax Allocation Agreement entered into as of October 6, 1995, between the Company and UPC. This settlement resulted in the receipt by the Company from UPC on September 3, 1999, of $29 million (including $20.5 million of interest income recorded in other income) in full and final settlement of all amounts owed to or by UPR with respect to tax years 1968 through 1982. The tax settlement with UPC enabled the Company to reevaluate its deferred tax reserves, and as a result, the Company recorded $11.9 million of deferred tax benefits related to the tax years covered by the settlement. The Company and UPC also agreed to suspend settlement rights under the Tax Allocation Agreement with respect to post-1982 tax years until July 1, 2001. UPC has informed the Company that all material deficiencies prior to 1986 have been settled with the Internal Revenue Service ("IRS"). UPC is negotiating with the IRS Appeals Office concerning 1986 through 1989. The IRS has completed its examination of the Company's returns for 1990 through 1994; however, their audit remains open until resolution of the UPC issues. The IRS has initiated steps to begin the process of examining the Company's

                       UNION PACIFIC RESOURCES GROUP INC.

records for 1995 through 1998. The Company believes it has adequately provided for Federal and state income taxes.

     In 1997, Norcen received a reassessment from Canadian tax authorities in the amount of $81.1 million concerning the deductibility of certain expenses and foreign exchange losses claimed for income tax purposes during the period 1989 through 1993. In spite of Norcen's disagreement and appeal, the reassessment was fully funded in 1997. As a result of the Norcen Acquisition, the Company valued this issue at $17.0 million, net of any valuation allowance, as part of the purchase price allocation. On March 8, 1999, UPRI entered into an agreement with Canadian tax authorities to settle these claims out of court. Under the terms of the settlement, the Company received a refund of approximately $54.6 million dollars. The Company recorded $7.1 million of interest to other income and a $27.9 million deferred income tax benefit related to the refund.

9. DEBT

     The total debt of the Company is summarized below:

                                                                      AS OF DECEMBER 31,
                                                          INTEREST   ---------------------
                                                            RATE       1999        1998
                                                          --------   ---------   ---------
                                                                     (MILLIONS OF DOLLARS)
Commercial Paper and Bankers' Acceptances (Average of
  5.55% and 5.98% at December 31, 1999 and 1998,
  respectively).........................................             $  135.1    $2,351.9
Debentures due July 2, 2002.............................   6.800%       250.0       250.0
Notes due May 15, 2005..................................   6.500%       200.0       200.0
Debentures due May 15, 2006.............................   7.375%       250.0       250.0
Notes due October 15, 2006..............................   7.000%       200.0       200.0
Notes due May 15, 2008..................................   6.750%       169.5       200.0
Debentures due July 2, 2008.............................   7.800%       150.0       150.0
Notes due April 15, 2009................................   7.300%       176.0          --
Debentures due May 15, 2018.............................   7.050%       200.0       200.0
Debentures due October 15, 2026.........................   7.500%       200.0       200.0
Debentures due May 15, 2028.............................   7.150%       395.0       425.0
Debentures due April 15, 2029...........................   7.950%       290.0          --
Debentures due November 1, 2096.........................   7.500%       150.0       150.0
Capital lease obligations (Note 10).....................                 16.0        17.4
(Discount) Premium on notes and debentures -- net.......                 18.0         4.4
                                                                     --------    --------
          Total debt....................................              2,799.6     4,598.7
          Less: current portion.........................                  2.3       853.8
                                                                     --------    --------
          Total long-term debt..........................             $2,797.3    $3,744.9
                                                                     ========    ========

     At year-end 1998, the Company had three debt facilities totaling an aggregate of U.S. $2.5 billion. These facilities were comprised of a $1.0 billion 364-Day Competitive Advance/Revolving Credit Agreement (the "Bridge Facility"), a $750 million 364-Day Competitive Advance/Revolving Credit Agreement and a $750 million Competitive Advance/Revolving Credit Agreement ("Long-Term Facility") expiring in October 2003.

     In April 1999, the Company issued $500 million of notes and debentures comprised of $200 million 7.3% Notes due April 2009 and the $300 million 7.95% Debentures due April 2029. The notes and debentures were issued under the Company's existing $1.0 billion shelf registration statement, of which $500 million remains available.

                       UNION PACIFIC RESOURCES GROUP INC.

     During the first half of 1999, commercial paper, supported in part by the Company's Bridge Facility, was repaid using proceeds from property sales, proceeds from the sale of the GPM business segment and the issuance of the long-term notes and debentures. The Bridge Facility was terminated in April 1999. The $750 million 364-Day Competitive Advance/Revolving Credit Agreement expired in October 1999, leaving the Company with the Long-Term Facility at year-end 1999. The Long-Term Facility contains a covenant stipulating that the ratio of consolidated debt to consolidated EBITDAX -- the sum of operating income (before adjustments for income taxes, interest expense or extraordinary gains or losses), depreciation, depletion and amortization and exploration expenses -- cannot exceed 3.25:1.00. The Long-Term Facility also places other restrictions on the Company regarding the creation of liens, incurrence of additional indebtedness by subsidiaries, transactions with affiliates, sales of stock of Union Pacific Resources Company (a wholly-owned subsidiary of the Company) and certain mergers, consolidations and asset sales. The Company was in compliance with the covenant provisions at year-end 1999 and 1998.

     The 2005, 2008 and 2009 notes and the 2018, 2028 and 2029 debentures are redeemable as a whole or in part, at the option of the Company at any time. The redemption price is equal to the greater of (i) 100% of the principal amount of the Debt Securities to be redeemed or (ii) the sum of the present values of the remaining scheduled payments thereon, discounted to the redemption date on a semi-annual basis at the Treasury Rate, plus a stated basis point spread and accrued interest on the principal amount being redeemed to the redemption date. There are no other notes or debentures redeemable prior to maturity. None of the Company's notes and debentures are subject to a sinking fund requirement. At December 31, 1999, the Company had an effective shelf registration statement on file with the Securities and Exchange Commission that would permit the Company or certain identified subsidiaries to offer up to $500 million in debt, equity and/or other securities.

     During 1999, the Company purchased on the open market and retired long-term debt with a face value of $94.5 million at a discount prior to maturity. The retirement of long-term debt due to the repurchases resulted in an extraordinary gain of $3.4 million, net of $1.8 million of tax. The gain on the retirement was classified as a gain from an extraordinary item on the Consolidated Statement of Income.

     At December 31, 1999, $135.1 million of commercial paper and bankers acceptances was classified as long-term. This classification reflects the Company's intent and ability to maintain these borrowings on a long-term basis, supported by the Long-Term Facility through the issuance of additional commercial paper and/or new term financings. Debt maturities through 2004, excluding capital leases, are $135.1 million of bankers acceptances due in 2000 and $250 million of Debentures due July 2, 2002.

     The fair value of the Company's long-term debt, excluding commercial paper and bankers acceptances, debt discount/premium and capital lease obligations was $2,467 million at December 31, 1999 and $2,088 million at December 31, 1998. The fair value was estimated using quoted market prices. These fair values were trading at a discount to the face value of 93.8% at both December 31, 1999 and 1998.

     As a result of the Norcen Acquisition, the Company recorded a $31.5 million debt premium, representing the excess of the fair value over the carrying value of the debt acquired. The $25.2 million remaining debt premium, net of $7.2 million in debt discount related to prior debt issuances, are being amortized over the life of the debt term.

     The Company has guaranteed a portion of the OCI Wyoming, L.P debt facility. At December 31, 1999, OCI Wyoming, L.P. had an outstanding debt facility balance of $30 million, of which the Company has guaranteed $14.7 million. The Company's portion of the debt is reflected in the balance for investment in affiliate on the Consolidated Statement of Financial Position.

     The Company utilizes letters of credit to support certain financing instruments, performance contracts and insurance policies. The fair value of the letters of credit at December 31, 1999 and 1998 was $41.3 million and $58.6 million, respectively.
                                       60

                       UNION PACIFIC RESOURCES GROUP INC.

10. LEASE COMMITMENTS

     The Company leases several office buildings, certain production platforms and other property under operating leases. The Company also maintains a capital lease for furniture and walls in its Fort Worth offices. Future minimum lease payments for operating and capital leases with initial non-cancelable lease terms in excess of one year as of December 31, 1999, were as follows:

                                                              AS OF DECEMBER 31, 1999
                                                            ----------------------------
                                                            CAPITAL   OPERATING
                                                            LEASES     LEASES     TOTAL
                                                            -------   ---------   ------
                                                               (MILLIONS OF DOLLARS)
2000......................................................   $ 2.8     $ 46.9     $ 49.7
2001......................................................     2.9       44.4       47.3
2002......................................................     2.9       42.6       45.5
2003......................................................     2.9       32.2       35.1
2004......................................................     6.6        3.9       10.5
Later years...............................................     0.8        6.9        7.7
                                                             -----     ------     ------
Total future minimum lease payments.......................    18.9     $176.9     $195.8
                                                                       ======     ======
Less: amounts representing interest.......................    (2.9)
                                                             -----
Present value of minimum capital lease obligations........    16.0
                                                             -----
Less: Short-term portion of capital lease obligations.....    (2.3)
                                                             -----
Long-term portion of capital lease obligations............   $13.7
                                                             =====

     Rent expense, net of sublease income, for operating leases with terms exceeding one month was $60.2 million in 1999, $59.8 million in 1998, and $19.2 million in 1997. Sublease income for the next five years will be $30.5 million in 2000, $29.8 million in 2001, $29.8 million in 2002, $28.5 million in 2003 and
$0.4 million in 2004. Capital leases included in corporate fixed assets were $17.4 million and $18.1 million at December 31, 1998 and 1999, respectively.

11. RETIREMENT PLANS

     The Company provides pension, health care and life insurance benefits to all eligible retirees in the U.S. and pension benefits to all eligible retirees in Canada. No such pension or other benefits are provided to employees of other foreign subsidiaries.

     U.S. Pension Benefits. Pension benefits for U.S. employees are based on years of service and compensation during the last years of employment. Contributions to the plans are calculated on the Projected Unit Credit actuarial funding method and are not less than the minimum funding standards set forth in the Employees Retirement Income Security Act of 1974, as amended. The portion of the funded plan's assets held in fixed-income and short-term securities was approximately 33% and 32% as of December 31, 1999 and 1998, respectively, with the remainder primarily in equity securities.

     Curtailments and Termination of Benefits. During 1999, the Company announced reductions in force, a voluntary retirement incentive program ("VRIP") and the sale of the GPM business segment. The separations due to these programs triggered curtailment accounting and termination benefit accounting as a result of the VRIP. The Company recognized curtailment gains of $11.4 million, offset by costs of the termination of benefits of $10.5 million. These separations caused a slight reduction in the Company's retiree benefits obligations due to reduced expected future benefits for the employees affected by these programs.

     Other U.S. Postretirement Benefits. Postretirement health and life insurance benefits are provided to all eligible U.S. retirees. The Company does not currently pre-fund health care and life insurance benefit costs.

                       UNION PACIFIC RESOURCES GROUP INC.

     Canadian Pension Benefits. Benefits provided under the Canadian defined benefit plan are based on years of service and highest compensation over a specified number of consecutive years. The provisions under the defined benefit plan were modified to provide employees with a defined contribution plan option, which has been retroactively elected by substantially all active employees. Under the defined contribution plan, the Company matches a stated percentage of employee contributions to the plan. Both the defined benefit payments and the defined contribution Company match obligation are paid from assets held in trust. The Company will make contributions to the plans, if necessary, to maintain adequate assets in trust. Contributions are not expected to be necessary for several years.

     The following pension credits and funded status are based on historical actuarial valuations.


                                               U.S. PENSION         OTHER           CANADIAN
                                                 BENEFITS       U.S. BENEFITS   PENSION BENEFITS
                                              ---------------   -------------   -----------------
                                               1999     1998    1999    1998     1999      1998
                                              ------   ------   -----   -----   -------   -------
                                                             (MILLIONS OF DOLLARS)
Change in benefit obligation:
Benefit obligation at beginning of year.....  $221.0   $202.6   $40.4   $42.9   $ 25.6    $   --
Acquisition.................................      --       --      --      --       --      26.1
Service cost................................     5.1      6.1     0.7     1.0       --       0.1
Interest cost...............................    15.3     14.3     2.8     3.0      1.8       1.4
Curtailments................................   (10.1)      --    (1.3)     --       --        --
Termination benefits........................     9.5       --     1.0      --       --        --
Plan amendments.............................    12.3      2.4      --    (5.4)      --        --
Actuarial (gain) loss.......................    (4.7)    12.6    (2.9)    0.1      0.2      (0.2)
Benefits paid...............................   (19.4)   (17.0)   (2.7)   (1.2)    (2.7)     (1.8)
                                              ------   ------   -----   -----   ------    ------
Benefit obligation at end of year...........  $229.0   $221.0   $38.0   $40.4   $ 24.9    $ 25.6
                                              ======   ======   =====   =====   ======    ======
Change in plan assets:
Fair value of plan assets at beginning of
  year......................................  $269.7   $240.9   $  --   $  --   $ 47.7    $   --
Acquisition.................................      --       --      --      --       --      50.3
Actual return on plan assets................    32.4     40.0      --      --      3.5        --
Employer contribution(a)....................     2.3      5.8     2.7     1.2      0.2        --
Benefits paid(b)............................   (19.4)   (17.0)   (2.7)   (1.2)    (3.6)     (2.6)
Foreign currency exchange rate gain.........      --       --      --      --      2.9        --
                                              ------   ------   -----   -----   ------    ------
Fair value of plan assets at end of year....  $285.0   $269.7   $  --   $  --   $ 50.7    $ 47.7
                                              ======   ======   =====   =====   ======    ======
Plan assets (over) under benefit
  obligation................................  $(56.0)  $(48.7)  $38.0   $40.4   $(25.8)   $(22.1)
Unamortized net transition asset............    13.2     15.8      --      --       --        --
Unrecognized prior service gain (cost)......   (18.9)    (9.0)    6.0     8.0       --        --
Unrecognized net gain.......................   121.2    105.1    24.9    25.1     (3.2)     (1.9)
                                              ------   ------   -----   -----   ------    ------
Net amount recognized.......................  $ 59.5   $ 63.2   $68.9   $73.5   $(29.0)   $(24.0)
                                              ======   ======   =====   =====   ======    ======

---------------

(a) Represents payments relating to unfunded plans. In addition, the Company periodically settles a portion of the unfunded supplemental pension plan benefit obligations through the purchase of annuities.

(b) $0.9 million and $0.8 million of Canadian pension benefits paid in 1999 and 1998 respectively, represent payments to fund the defined contribution Company match.

                       UNION PACIFIC RESOURCES GROUP INC.

                                                U.S. PENSION     U.S. OTHER         CANADIAN
                                                  BENEFITS        BENEFITS      PENSION BENEFITS
                                               --------------   -------------   -----------------
                                                1999    1998    1999    1998     1999      1998
                                               ------   -----   -----   -----   -------   -------
                                                             (MILLIONS OF DOLLARS)
Amounts recognized in the Statement of
Financial Position consist of:
  Prepaid benefit cost.......................  $   --   $  --   $  --   $  --   $(29.0)   $(24.0)
  Accrued benefit liability..................    76.0    72.0    68.9    73.5
  Intangible asset...........................    (5.6)   (3.9)     --      --       --        --
  Accumulated other comprehensive income.....   (10.9)   (4.9)     --      --       --        --
                                               ------   -----   -----   -----   ------    ------
Net amount recognized........................  $ 59.5   $63.2   $68.9   $73.5   $(29.0)   $(24.0)
                                               ======   =====   =====   =====   ======    ======
Weighted-average assumptions as of December
  31
Discount rate................................    7.75%    7.0%   7.75%    7.0%    7.25%      6.5%
Expected return on plan assets...............     9.0%    9.0%     --      --     7.25%      6.5%
Rate of compensation increase................    5.75%    5.0%     --      --     5.75%      5.0%

     For measurement purposes, a 7.2% annual rate of increase in the per capita cost of covered health care benefits was assumed for 1999. The rate was assumed to gradually decrease to 5% in 2005 and remain at that level thereafter.

                                                                                                     CANADIAN
                                                   U.S. PENSION BENEFITS     U.S. OTHER BENEFITS      PENSION
                                                  ------------------------   -------------------   -------------
                                                   1999     1998     1997    1999    1988   1997   1999    1998
                                                  ------   ------   ------   -----   ----   ----   -----   -----
                                                                      (MILLIONS OF DOLLARS)
Service cost-benefits earned during the
  period........................................  $  5.1   $  6.1   $  5.5   $ 0.7   $1.0   $0.8   $  --   $ 0.1
Interest cost on the projected benefit
  obligation....................................    15.3     14.3     13.4     2.8   3.0    3.3      1.8     1.4
Expected return on plan assets..................   (19.0)   (18.6)   (17.1)     --    --     --     (3.6)   (2.7)
Amortization of net transition asset............    (2.6)    (2.1)    (2.0)     --    --     --       --      --
Amortization of unrecognized prior service gain
  (cost)........................................     1.2      1.2      1.2    (0.6)  (0.8)  (0.8)     --      --
Amortization of unrecognized net gain...........    (2.3)    (4.1)    (4.9)   (1.0)  (1.7)  (1.6)     --      --
Settlement/curtailment/termination benefits.....     0.9       --       --    (3.7)   --     --       --      --
                                                  ------   ------   ------   -----   ----   ----   -----   -----
  (Benefit) charge to operations................  $ (1.4)  $ (3.2)  $ (3.9)  $(1.8)  $1.5   $1.7   $(1.8)  $(1.2)
                                                  ======   ======   ======   =====   ====   ====   =====   =====
Other comprehensive income......................  $  6.0   $  3.9   $  1.0   $  --   $--    $--    $  --   $  --
                                                  ======   ======   ======   =====   ====   ====   =====   =====

     Assumed health care cost trend rates have a significant effect on the amounts reported for the postretirement benefit plan. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

                                                              1 PERCENTAGE     1 PERCENTAGE
                                                             POINT INCREASE   POINT DECREASE
                                                             --------------   --------------
                                                                  (MILLIONS OF DOLLARS)
Effect on total of service and interest cost components....       $0.4            $(0.3)
Effect on postretirement benefit obligation................        3.5             (3.1)

12. ENVIRONMENTAL EXPOSURE

     Environmental expenditures related to treatment or cleanup are expensed when incurred, while environmental expenditures which extend the life of the property or prevent future contamination are capitalized in accordance with generally accepted accounting principles. Liabilities for these expenditures are recorded when it is probable that obligations have been incurred and the amounts can be reasonably estimated, based on

                       UNION PACIFIC RESOURCES GROUP INC.

current law and existing technologies. Environmental accruals are recorded at undiscounted amounts and exclude claims for recoveries from insurance or other third parties.

     The Company generates and disposes of hazardous and non-hazardous waste in its current operations as well as formerly owned operations and is subject to increasingly stringent Federal, state, local, provincial and international environmental regulations. The Company has identified seven sites currently subject to environmental response actions or on the Superfund National Priorities List or state superfund lists, at which it is or may be liable for remediation costs associated with alleged contamination or for violation of environmental requirements. Certain Federal legislation imposes joint and several liability for the remediation of various sites; consequently, the Company's ultimate environmental liability may include costs relating to other parties in addition to costs relating to its own activities at each site. In addition, the Company is or may be liable for certain environmental remediation matters involving existing or former facilities.

     In March 1994, the Company sold its interest in the Wilmington, California field and the Harbor Cogeneration Plant to the Port of Long Beach, California. As part of the Wilmington sales agreement, the Company agreed to participate with the Port of Long Beach in funding environmental remediation and site preparation, as specified by the Port of Long Beach, up to a maximum of $105.5 million. As a result, a provision of $50.5 million for future environmental costs and $55.0 million for future site preparation costs was established ($87.8 million in total remaining at December 31, 1999) and is categorized as other current liabilities and long-term liabilities (see Note 14).

     As of December 31, 1999 and 1998, liabilities totaling $65.2 million and $74.7 million, respectively, had been accrued for future costs of all sites where the Company's obligation is probable and where such costs reasonably can be estimated; however, the ultimate cost could be lower or higher. This accrual includes future costs for remediation and restoration of sites, as well as for ongoing monitoring costs, but excludes any anticipated recoveries from third parties. The accrual also includes $34.1 million for the obligation to participate in the remediation of the Wilmington field properties. Cost estimates were based on information available for each site, financial viability of other Potentially Responsible Parties ("PRPs") and existing technology, laws and regulations. The Company believes that it has accrued adequately for its share of costs at sites subject to joint and several liabilities. The ultimate liability for remediation is difficult to determine with certainty because of the number of PRPs involved, site-specific cost sharing arrangements with other PRPs, the degree of contamination by various wastes, the scarcity and quality of volumetric data related to many of the sites and the speculative nature of remediation costs.

     Anticipated payments of environmental liabilities at December 31, 1999, which will be funded by cash generated by operations, are as follows:



                                                           AT DECEMBER 31, 1999
                                                           ---------------------
                                                           (MILLIONS OF DOLLARS)

2000......................................................          $17.0
2001......................................................           13.2
2002......................................................           12.5
2003......................................................           10.0
2004......................................................            8.0
Thereafter................................................            4.5
                                                                    -----
          Total...........................................          $65.2
                                                                    =====


     The Company also is involved in reducing emissions, spills and migration of hazardous materials. Remediation of identified sites and control of environmental exposures required spending of $11.6 million in 1999 and $17.0 million in 1998. In 2000, the Company anticipates spending a total of $19 million for remediation, control and prevention. Based on current rules and regulations, management does not expect

                       UNION PACIFIC RESOURCES GROUP INC.

future environmental obligations to have a material impact on the results of operations, cash flows or financial condition of the Company.

13. COMMITMENTS AND CONTINGENCIES

     The Company was a party to several long-term firm gas transportation agreements that supported the gas marketing program within the GPM business segment which was sold to Duke. Most of the GPM business segment's firm long-term transportation contracts were transferred to Duke in the GPM Disposition. As part of the GPM Disposition, the Company and Duke agreed that the Company will keep Duke whole on certain transportation contracts ("keep-whole agreement"). The Company will pay Duke if transportation market values fall below the contract transportation rates, while Duke agreed to pay the Company if the market value exceeds the contract transportation rates. This keep-whole agreement will be in effect until the earlier of (i) each contract's expiration date, or (ii) March 2009. Transportation contracts transferred to Duke in the GPM Disposition and included in the keep-whole agreement with Duke relate to various pipelines. The significant contracts covered by the keep-whole agreement include: (i) an agreement with Texas Gas Transmission Corporation for a transportation rate of $0.331 per MMBtu for 90 MMBtud of gas from Carthage, Texas to Lebanon, Ohio expiring October 31, 2008; (ii) an agreement with Pacific Gas Transmission ("PGT") for a transportation rate of $0.328 per MMBtu for 25 MMBtud of gas from Kingsgate, British Columbia to the California/Oregon border expiring October 31, 2023; and (iii) a second agreement with PGT expiring October 31, 2023 for 106 MMBtud of which 47 MMBtud will expire on October 31, 2007. The keep-whole agreement excludes 45 MMBtud of the PGT amount through October 31, 2002 then 20 MMBtud through the end of the contract.

     The Company retained a contract with Kern River Gas Transportation Company ("Kern River") which expires on May 31, 2007. Under the transportation agreement, the Company has the right to transport 75 MMcfd of gas on the Kern River system. The current transportation rate is $0.69 per Mcf. This rate can change based on Kern River's cost of service and upon rate regulation policies of the FERC. The Company is a party to an additional agreement under which it may acquire in 2001, at its option, an additional 25 MMcfd of transportation rights on the Kern River system beginning in 2002. As a result of the GPM Disposition, the Company entered into an agreement whereby Duke would operate and handle volume nominations related to the Company's contract with Kern River. Currently, Duke is utilizing the Company's volume transportation rights under the Kern River contract and paying the Company market rates.

     Included in the Consolidated Statements of Financial Position of the Company is a reserve for the estimated fair value of the difference between the total rate under the firm transportation agreements and estimated market rates through March 2009. The reserve, which is included in other current liabilities and other long-term liabilities, was $43.8 million and $81.8 million at December 31, 1999 and $17.5 million and $71.2 million at December 31, 1998, respectively. The Company may adjust its reserve based on changes in current quoted future market rates or estimated long-term rates. Such adjustments could be significant. Management believes its reserves are adequate; however, at December 31, 1999, if the Company had used quoted future market rates at December 31, 1999 to estimate the long-term portion of the reserve discounted at 10%, the Company would have recorded an additional reserve of $41.3 million for the firm transportation commitment period.

                       UNION PACIFIC RESOURCES GROUP INC.

     Anticipated discounted and undiscounted payments for firm transportation commitment at December 31, 1999, which will be funded by cash generated by operations, are as follows:

                                                        UNDISCOUNTED   DISCOUNTED
                                                        ------------   ----------
                                                          (MILLIONS OF DOLLARS)
2000..................................................     $ 43.8        $ 43.8
2001..................................................       17.0          14.8
2002..................................................       15.6          12.3
2003..................................................       17.8          12.8
2004..................................................       24.4          15.9
Thereafter............................................       50.0          26.0
                                                           ------        ------
          Total.......................................     $168.6        $125.6
                                                           ======        ======

     In February 2000, the Company entered into a $70 million contract with Noble Drilling (U.S.) Inc. for the services of a semisubmersible drilling rig designed for operations in water depths up to 5,000 feet. Under this agreement, the Company has a commitment to use the rig for 15 months over a five-year period commencing January 1, 2000.

     In connection with the disposition of significant pipeline, refining and producing property assets, the Company has made certain representations and warranties relating to the assets sold (covering, among other matters, the condition and capabilities of certain assets and compliance with environmental and other laws) and provided certain indemnities with respect to liabilities associated with such assets. The Company has been advised of possible claims which may be asserted by the purchasers of certain disposed assets for alleged breaches of representations and warranties and under certain indemnities. Certain claims related to compliance with environmental laws remain pending. In addition, as some of the representations, warranties, and indemnities related to some of the disposed assets have not expired, further claims may be made against the Company. While no assurance can be given as to the ultimate outcome of these claims, the Company does not expect these matters to have a material adverse effect on its results of operations, cash flows or consolidated financial condition.

     The Company, through one of its affiliates, is a party to a lease agreement ("base lease") for the leveraged lease financing of the Corpus Christi West Plant Refinery ("West Plant") with an initial term expiring December 31, 2003, and successive renewal periods lasting through January 31, 2011. At the conclusion of the initial term of the base lease, any renewal period or January 31, 2011, the Company has the right to purchase the West Plant at the fair market sales value. In connection with the sale by the Company of its refining business in 1987 and 1989, the West Plant was subleased to CITGO Petroleum Corporation ("CITGO") with sublease payments during the initial term equal to the Company's base lease payments and during any renewal period equal to the lesser of the base lease rental, which will be tied to the fair market rental value, or $5 million annually. Additionally, CITGO has the option under the sublease to purchase the West Plant from the Company at the conclusion of the initial term or any renewal term at the fair market sales value, or on January 31, 2011 at a nominal price. If the fair market rental value of the base lease during any renewal term exceeds CITGO's maximum obligation under the sublease, or if CITGO purchases the West Plant on January 31, 2011 and the fair market sales value of the West Plant is greater than the purchase amount specified in the sublease, the Company will be obligated to pay the excess amounts. The Company is unable at this time to determine the fair market rental value or the fair market sales value of the West Plant, but will periodically evaluate the potential effect of the obligation.

     There are lawsuits pending against the Company and certain of its subsidiaries which are described in Part I, Item 3 -- "Legal Proceedings" in this Annual Report on Form 10-K. The Company intends to defend vigorously against these lawsuits as well as any similar lawsuits. In the opinion of management of the

                       UNION PACIFIC RESOURCES GROUP INC.

Company, the outcome of these matters should not have a materially adverse effect on results of operations, cash flows or consolidated financial condition.

     The Company is a defendant in a number of lawsuits and is involved in governmental proceedings arising in the ordinary course of business, including, but not limited to, royalty claims, contract claims and environmental claims. The Company has also been named as a defendant in various personal injury claims, including numerous claims by employees of third party contractors alleging exposure to asbestos and asbestos-containing materials while working at the Corpus Christi refinery, which the Company sold in segments in 1987 and 1989. While the Company's management cannot predict the outcome of such litigation and other proceedings, management does not expect these matters to have a materially adverse effect on the consolidated results of operations, financial condition or cash flows of the Company.

14. OTHER CURRENT AND LONG-TERM LIABILITIES

     Other current liabilities include the following:


                                                                AS OF DECEMBER 31
                                                              ----------------------
                                                                1999         1998
                                                              ---------    ---------
                                                              (MILLIONS OF DOLLARS)
Interest payable............................................    $ 40.6       $ 35.7
Short-term firm transportation commitments (Note 13)........      43.8         17.5
Environmental (Note 12).....................................      16.9         17.7
Dividends...................................................      12.4         12.4
Other.......................................................      72.1         74.2
                                                                ------       ------
          Total other current liabilities...................    $185.8       $157.5
                                                                ======       ======

     Other long-term liabilities include the following:

                                                                AS OF DECEMBER 31
                                                              ----------------------
                                                                1999         1998
                                                              ---------    ---------
                                                              (MILLIONS OF DOLLARS)
Long-term firm transportation commitments (Note 13).........    $ 81.8       $ 71.2
Abandonment provision.......................................      70.7         58.1
Wilmington field site preparation...........................      53.7         53.7
Environmental (Note 12).....................................      48.3         57.2
Equity investment -- Black Butte(a).........................      38.6         37.8
Deferred compensation.......................................      19.6         25.9
Litigation and contingencies (Note 13)......................      25.5         23.4
Deferred revenue............................................      15.8          9.4
Other.......................................................      47.1         51.4
                                                                ------       ------
          Total other long-term liabilities.................    $401.1       $388.1
                                                                ======       ======

---------------

(a) Black Butte

     The Company has a 50% ownership interest in Black Butte Coal Company and R-K Leasing Company ("Black Butte"), partnerships which operate a surface coal mine complex in southwestern Wyoming. The

                       UNION PACIFIC RESOURCES GROUP INC.

Company accounts for these partnerships under the equity method of accounting. Summarized financial information for Black Butte is as follows:

                                                              AS OF AND FOR YEARS ENDED
                                                                    DECEMBER 31,
                                                             ---------------------------
                                                              1999      1998      1997
                                                             -------   -------   -------
                                                                (MILLIONS OF DOLLARS)

Current assets.............................................  $ 26.9    $ 30.4
Non-current assets.........................................    16.5      26.2
Current liabilities........................................    18.4      21.0
Non-current liabilities and equity.........................    25.0      35.7

Sales......................................................  $216.1    $254.5    $159.7
Operating income...........................................   148.4     183.4     112.4
Partners' income...........................................   149.0     183.2     113.6
Cash distributions to partners -- net......................    80.5      98.5      65.8

     During 1999 and 1998, Black Butte's sales to its largest customer under a coal supply contract accounted for $73.4 million and $79.3 million of the Company's consolidated operating income, respectively. This coal supply contract will terminate by the end of 2000. Although Black Butte continues to seek new buyers for its low-sulfur coal, its mining costs are considerably higher than the mining costs for competing supplies. The Company does not expect to be able to replace the operating income currently received under the contract with incremental coal sales after 2000.

     In addition, Black Butte provides an accrual for reclamation of mined properties, based on the estimated cost of restoration of such properties in compliance with laws governing strip mining. Accrued reclamation costs for Black Butte as of December 31, 1999 and 1998 were $54.6 million and $52.0 million, respectively, of which the Company's share is $27.3 million and $26 million, respectively. Anticipated cash expenditures for this reclamation liability are expected to be incurred in years beginning after 2004.

     A supplier of coal to Black Butte has been assessed by the Minerals Management Service of the United States Department of the Interior for underpayment of royalties and the State of Montana Department of Revenue for underpayment of production taxes related to coal previously sold to Black Butte. The supplier is contesting these claims; however, should the claims be successful, the supplier will claim reimbursement from Black Butte. In 1998, the Courts ruled in favor of the State of Montana. The supplier is appealing to the Montana State Supreme Court, however, the Company recorded $15.2 million as its proportionate share of the Montana Department of Revenue assessment related to coal production taxes. The Company's proportionate share of the liability for underpaid royalties and interest to the Minerals Management Service of the United States Department of the Interior, if any, could range from zero to $6.7 million.

15. SHAREHOLDERS' EQUITY

     Stock Option and Retention Stock Plans. Pursuant to the Company's stock option and retention stock plans, 11,062,582 and 5,999,439 shares of Common Stock were available for grant to employees and directors at the end of December 31, 1999 and 1998, respectively. In May 1999, the Company's shareholders approved a 7.5 million increase in the number of shares available for grants and awards to employees and directors. Shares may either be granted as options to purchase Common Stock or as awards of retention stock. Options to purchase Common Stock under the plans are generally granted with an exercise price equal to the fair market value at the date of grant and are exercisable for a period of up to 10 years from grant date. Option grants have been made to directors, officers and employees and vest over periods up to 10 years from the grant date. Retention stock is awarded under the plans to eligible employees, subject to forfeiture if employment

                       UNION PACIFIC RESOURCES GROUP INC.

terminates during the prescribed retention period, generally one to five years from grant, subject to accelerated vesting in some situations.

     In the first quarter of 1999, options covering 1,171,439 shares of Company common stock were granted to directors, officers and certain non-officer executives of the Company, each with an exercise price of $9.44 per share, a one-year vesting period and a ten-year term. In addition, 1,474,439 shares of retention stock were awarded to officers and certain non-officer executives with a vesting schedule of one-third per year over a three-year period commencing on the first anniversary of the award date, subject to accelerated vesting upon the achievement of certain Company common stock price objectives. These stock price objectives were achieved in April and May 1999, resulting in the acceleration of vesting of all such shares of retention stock. Of the Company's $17.0 million compensation expense in 1999 that was recorded for retention stock, $14.8 million was recorded in connection with the vesting of the January 1999 retention stock awards.

     The status of the Company's stock-based compensation programs is as follows:

                                                                              WEIGHTED
                                                               COMPANY        AVERAGE
                                                                SHARES     EXERCISE PRICE
                                                              ----------   --------------
Stock options:
Balance at December 31, 1996................................   5,216,074       $19.97
  Granted...................................................   1,111,750        25.63
  Exercised.................................................    (351,723)       16.05
  Expired/surrendered.......................................     (91,615)       24.75
                                                              ----------
Balance at December 31, 1997................................   5,884,486        21.20
  Granted...................................................   2,951,375        17.01
  Exercised.................................................     (57,487)        9.49
  Expired/surrendered.......................................    (207,635)       15.18
                                                              ----------
Balance at December 31, 1998................................   8,570,739        19.84
  Granted...................................................   2,459,900        12.28
  Exercised.................................................    (271,999)       12.24
  Expired/surrendered.......................................  (1,818,375)       18.27
                                                              ----------
Balance at December 31, 1999................................   8,940,265        18.32
                                                              ==========
Exercisable December 31:
  1997......................................................   3,853,035       $18.72
  1998......................................................   4,496,736        19.93
  1999......................................................   4,925,741        20.47



                                                                REGULAR
                                                               ----------

Retention stock:
Unvested at December 31, 1996...............................   1,204,562
  Awarded...................................................     209,114
  Vested....................................................    (376,295)
  Forfeited, surrendered and other..........................     (34,693)
                                                              ----------
Unvested at December 31, 1997...............................   1,002,688
  Awarded...................................................      45,580
  Vested....................................................    (531,951)
  Forfeited, surrendered and other..........................     (19,200)
                                                              ----------
Unvested at December 31, 1998...............................     497,117
  Awarded...................................................   1,792,257
  Vested....................................................  (1,764,776)
  Forfeited, surrendered and other..........................    (188,194)
                                                              ----------
Unvested at December 31, 1999...............................     336,404
                                                              ==========

                       UNION PACIFIC RESOURCES GROUP INC.

     Weighted-average fair value on the dates of option grants and retention share awards:

                                                                           RETENTION
                                                              OPTIONS(A)   SHARES(B)
                                                              ----------   ---------
1997........................................................    $8.74       $25.63
1998........................................................     7.00        17.01
1999........................................................     7.05        10.09

---------------

(a) Calculated in accordance with the Black-Scholes option pricing model, using the following weighted average assumptions:

                                                               1999      1998      1997
                                                              -------   -------   -------
Expected volatility.........................................       61%       51%       28%
Expected dividend yield.....................................     1.59%     2.25%      0.8%
Expected weighted average option term.......................   8 years   5 years   4 years
Risk-free rate of return....................................      6.4%      4.6%      5.7%

(b)  Represents market value on grant date.

     Options to purchase Common Stock were as follows:

                                                   AS OF DECEMBER 31, 1999
                                   --------------------------------------------------------
                                          OPTIONS OUTSTANDING          OPTIONS EXERCISABLE
                                   ---------------------------------   --------------------
                                                WEIGHTED    WEIGHTED               WEIGHTED
                                                AVERAGE     AVERAGE                AVERAGE
                                   NUMBER OF    YEARS TO    EXERCISE   NUMBER OF   EXERCISE
RANGE OF EXERCISE PRICES            SHARES     EXPIRATION    PRICE      SHARES      PRICE
------------------------           ---------   ----------   --------   ---------   --------
$ 8.79 -- $15.78.................  3,687,117      5.9        $13.58    1,518,420    $14.97
$17.04 -- $20.94.................  2,936,389      3.4         17.74    1,612,450     18.32
$22.50 -- $29.44.................  2,316,759      6.1         26.62    1,794,871     27.06
                                   ---------                           ---------
$ 8.79 -- $29.44.................  8,940,265      5.1         18.32    4,925,741     20.47
                                   =========                           =========

     Since the Company applies the intrinsic value method in accounting for its stock option and retention stock plans, it generally records no compensation cost for its stock option plans. This method calculates compensation expense on the measurement date (usually the date of grant or award) as the excess of the current market price of the underlying common stock of the Company over the amount the employee is required to pay for the shares, if any. The expense is recognized over the vesting period of the grant or award. Compensation cost recognized relating to retention stock was $17.0 million, $6.5 million and $11.6 million in 1999, 1998 and 1997, respectively. Approximately $14.8 million of the $17.0 million 1999 compensation costs was related to the vesting of the January 1999 retention stock awards. If compensation cost for the Company's stock option plan had been determined based on the fair value at the grant dates for awards under the plan, the Company's net income would have been reduced by $26.7 million in 1999, $13.8 million in 1998 and $8.0 million in 1997. Basic and diluted earnings per share would have been reduced by $0.11 per share in 1999, $0.06 per share in 1998 and $0.03 per share in 1997.

                       UNION PACIFIC RESOURCES GROUP INC.

     Earnings Per Share. Basic earnings per share ("EPS") excludes dilution and is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. The reconciliation between basic earnings per share and diluted earnings per share is as follows:

                                                                           AVERAGE      PER
                                                         INCOME             SHARES     SHARE
                                                  ---------------------   ----------   ------
                                                  (MILLIONS OF DOLLARS)   (MILLIONS)

FOR THE YEAR ENDED DECEMBER 31, 1999
Basic EPS
  Net income....................................         $ 225.8            249.0      $ 0.91
  Less: Income from discontinued operations.....           133.2               --        0.54
        Income from extraordinary gain..........             3.4               --        0.01
                                                         -------                       ------
  Income from continuing operations available to
     common shareholders........................            89.2               --        0.36
Effect of dilutive options......................              --              0.2          --
                                                         -------            -----      ------
Diluted EPS
  Income from continuing operations available to
     Common shareholders plus assumed
     conversion.................................         $  89.2            249.2      $ 0.36
                                                         =======            =====      ======
FOR THE YEAR ENDED DECEMBER 31, 1998
Basic EPS
  Net loss......................................         $(898.7)           247.7      $(3.63)
  Less: Loss from discontinued operations.......           (15.6)              --       (0.06)
                                                         -------                       ------
  Loss from continuing operations available to
     common shareholders........................          (883.1)              --       (3.57)
Effect of dilutive options (a)..................              --               --          --
                                                         -------            -----      ------
Diluted EPS
  Loss from continuing operations available to
     Common shareholders plus assumed
     conversion.................................         $(883.1)           247.7      $(3.57)
                                                         =======            =====      ======
FOR THE YEAR ENDED DECEMBER 31, 1997
Basic EPS
  Net Income....................................         $ 333.0            250.1      $ 1.33
  Less: income from discontinued operations.....            29.9               --        0.12
                                                         -------                       ------
  Income from continuing operations available to
     common shareholders........................           303.1               --        1.21
Effect of dilutive options......................              --              0.8          --
                                                         -------            -----      ------
Diluted EPS
  Income from continuing operations available to
     Common shareholders plus assumed
     conversion.................................         $ 303.1            250.9      $ 1.21
                                                         =======            =====      ======

---------------

(a) Options outstanding, as discussed above, have been excluded from the 1998 calculation of diluted earnings per share due to anti-dilution.

                       UNION PACIFIC RESOURCES GROUP INC.

     Employee Stock Ownership Plan. Effective January 2, 1997, the Company instituted an employee stock ownership plan ("ESOP") for eligible U.S. employees. The ESOP purchased 3.7 million shares or $107.3 million of newly issued common stock (the "ESOP Shares") from the Company, to be used to fund the Company's matching obligation under its 401(k) Thrift Plan. All domestic regular employees of the Company are eligible to participate in the ESOP.

     The ESOP Shares, which are held in trust, were purchased with the proceeds from a 30-year loan from the Company. Such shares were pledged as collateral for the loan. As loan payments are made, shares are released from collateral, based on the proportion of debt service paid. Scheduled principal and interest requirements are $5.9 million annually and will be funded with dividends paid on the unallocated ESOP Shares and with cash contributions from the Company. Principal or interest prepayments may be made to ensure that the Company's minimum matching obligation is met.

     Shares held by the ESOP are included in the computation of earnings per share as such ESOP Shares are released from collateral. Releases of ESOP Shares will be allocated to participants' accounts and will be charged to compensation expense at the fair market value of the shares on the date of the employer match. Dividends on allocated ESOP Shares will be recorded as a reduction of retained earnings; dividends on unallocated ESOP Shares will be recorded as a reduction of the principal or accrued interest on the loan.

     As of December 31, 1999, allocated and unallocated shares in the ESOP were 958,472 and 2,741,528, respectively. As of December 31, 1998, allocated and unallocated shares were 483,216 and 3,216,784, respectively. The fair value of unallocated ESOP shares at December 31, 1999 and 1998 was $35.0 million and $29.2 million, respectively. During 1999, 1998 and 1997, compensation cost related to the allocation of ESOP shares to participants' accounts was $4.4 million, $6.3 million and $5.3 million, respectively.

     Preferred Stock and Shareholder Rights. The Company has 100 million shares of no-par-value preferred stock authorized, none of which are outstanding. On October 28, 1996, the Company's Board of Directors designated 3,000,000 of the authorized preferred shares as non-redeemable Series A Junior Participating Preferred Shares (the "Series A Preferred Stock"). Upon issuance, each one-hundredth of a share of the Series A Preferred Stock will have dividend and voting rights approximately equal to those of one share of the Company's common stock. In addition, on October 28, 1996, the Board of Directors adopted a shareholder rights plan with a "flip-in" threshold of 15% to ensure that all shareholders of the Company receive fair value for their Common Stock in the event of any proposed takeover of the Company and to guard against the use of coercive tactics to gain control of the Company without offering fair value to the Company's shareholders ("Rights Agreement"). Under the Rights Agreement, the Company declared a dividend of one right ("Right") for each outstanding share of common stock to shareholders of record on November 7, 1996. Under certain limited conditions as defined in the Rights Agreement, each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Series A Preferred Stock at $135 subject to adjustment. The Rights are not exercisable until the Distribution Date (as defined in the Rights Agreement) which will occur upon the earlier of (i) ten days following a public announcement that an Acquiring Person (as defined in the Rights Agreement) has acquired beneficial ownership of 15% or more of the Company's outstanding Common Stock (the "Stock Acquisition Date") or (ii) ten business days following the commencement of a tender offer or exchange offer that would result in a person or group owning 15% or more of the Company's outstanding Common Stock.

     The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company without conditioning the offer on a substantial number of Rights being redeemed. In the event that at any time following the Stock Acquisition Date certain events occur as defined in the Rights Agreement, each holder of a Right, except the Acquiring Person, will thereafter have the right to receive, upon exercise, Company Common Stock or common stock of the acquiring company, as the case may be, having a value equal to two times the exercise price of the Right.

                       UNION PACIFIC RESOURCES GROUP INC.

     The Rights should not interfere with any merger or other business combination approved by the Company since the Board of Directors may, at its option, at any time prior to the close of business on the earlier of the tenth day following the Stock Acquisition Date or October 28, 2006, redeem all but not less than all of the then outstanding Rights at $0.01 per Right. The Rights expire on October 28, 2006, and do not have voting power or dividend privileges.

     During 1999, the Company repurchased 869,681 shares at a cost of $12.6 million primarily in connection with the Company's retention stock program. Also during 1999, the Company reissued 259,605 shares of repurchased stock for $3.3 million to settle deferred compensation liabilities for several former executives. During 1998, the Company repurchased 837,500 shares at a cost of $18.6 million and 449,788 shares at a cost of $8.1 million, in connection with the Company's retention stock and options, respectively.

     Other Comprehensive Income. The Company's other comprehensive income is as follows:

                                                                          TAX
                                                         BEFORE-TAX     BENEFIT     NET-OF-TAX
                                                           AMOUNT      (EXPENSE)      AMOUNT
                                                         ----------   -----------   ----------
                                                                 (MILLIONS OF DOLLARS)
1999
Foreign currency translation adjustment................   $  49.6       $(27.1)       $ 22.5
Minimum pension liability adjustment...................      (6.0)          --          (6.0)
                                                          -------       ------        ------
Other comprehensive income.............................   $  43.6       $(27.1)       $ 16.5
                                                          =======       ======        ======
1998
Foreign currency translation adjustment................   $(149.6)      $ 82.5        $(67.1)
Minimum pension liability adjustment...................      (3.9)          --          (3.9)
                                                          -------       ------        ------
Other comprehensive income (loss)......................   $(153.5)      $ 82.5        $(71.0)
                                                          =======       ======        ======

16. OTHER INCOME -- NET

     Other income (expense) -- net consists of the following:


                                                               FOR THE YEARS ENDED
                                                                   DECEMBER 31,
                                                             ------------------------
                                                              1999     1998     1997
                                                             ------   ------   ------
                                                              (MILLIONS OF DOLLARS)
Foreign currency gain (loss) -- net (Note 5)...............  $ 44.2   $(35.5)  $   --
Firm transportation contract valuation.....................   (43.4)      --       --
Interest income............................................    30.5     11.1      4.4
Insurance settlement proceeds..............................      --      3.3     10.0
Excess reserve releases....................................      --       --     23.0
Gain (loss) on sales of investment.........................      --     (1.4)     7.2
Pennzoil acquisition costs(a)..............................      --     (2.0)   (17.8)
Interest rate lock cost (Note 5)...........................      --    (14.3)      --
Other -- net...............................................     0.4     (6.5)    (2.3)
                                                             ------   ------   ------
          Total other income -- net........................  $ 31.7   $(45.3)  $ 24.5
                                                             ======   ======   ======

---------------

(a) Related to cost incurred with the unsuccessful takeover attempt of Pennzoil Company.